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                                                                     Exhibit 8.1


April 20, 2001



Salomon Smith Barney Diversified 2000 Futures Fund L.P.
c/o Smith Barney Futures Management LLC
388 Greenwich Street - 7th Floor
New York, New York 10013

Re:  Salomon Smith Barney Diversified 2000 Futures Fund L.P.

Ladies and Gentlemen:

We have acted as counsel for Salomon Smith Barney Diversified 2000 Futures Fund L.P., a limited partnership organized under the New York Revised Limited Partnership Act (the "Partnership"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the "Post-Effective Amendment"), relating to the registration of 150,000 Units of Limited Partnership Interest in the Partnership.

In so acting, we have reviewed such data, documents, statutes and regulations and have considered such questions of law and fact as we have deemed pertinent for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. In addition, we hereby confirm to you our opinion under the caption "Federal Income Tax Aspects" in the Prospectus constituting part of the Post-Effective Amendment including, in particular, the description of the consequences to an investor of the classified form of the Partnership as a partnership for federal income tax purposes. This opinion is based upon the facts as stated in the Post-Effective Amendment and the current federal income tax law and regulations. No tax ruling has been obtained from the Internal Revenue Service confirming this treatment and the general partner of the Partnership does not intend to request such a ruling.

We hereby consent to the inclusion of our opinion as an exhibit to the Partnership's Post-Effective Amendment.

Very truly yours,

Willkie Farr & Gallagher